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                                                                   EXHIBIT 10(b)




                              EMPLOYMENT AGREEMENT

     AGREEMENT made effective as of MAY 24, 2000 by and among CITY NATIONAL BANK OF NEW JERSEY (the "Bank") a national banking association, CITY NATIONAL BANCSHARES CORPORATION (the "Corporation"), a New Jersey corporation, each with its principal office at 900 Broad Street, Newark, New Jersey (the Bank and the Corporation sometimes collectively referred to as the "Employer"), and LOUIS E. PREZEAU ("Executive").

     WHEREAS, the Corporation is a bank holding company, and the Bank is a wholly owned subsidiary of the Corporation

     WHEREAS, the Bank, the Corporation and the Executive have previously entered into an Employment Agreement made as of MAY 24, 1997, which employment Agreement has been extended to the date hereof by action of the respective Boards of Directors of the Bank and the Corporation:

     WHEREAS, the Bank and the Corporation desire to continue to retain the services of Executive as President and Chief Executive Officer of the Corporation and the Bank for the period provided in this Agreement and subject to the terms and conditions hereof and

     WHEREAS, Executive is willing to serve in the employ of the Bank and the Corporation as President and Chief Executive Officer on a full-time basis for said period on the terms and conditions specified herein:

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows.

     1.  POSITION AND RESPONSIBILITIES.

     (a) During the period of his employment hereunder, Executive shall serve as President and Chief Executive Officer of the Corporation and the Bank. Executive shall have such duties as are customarily or appropriately vested in the President and Chief Executive Officer of a publicly-held bank holding company and a national bank, and as from time to time may be prescribed by the Board, provided such duties are consistent with Executive's present duties and with Executive's current position as the President and Chief Executive Officer of the Employer. During the period of his employment hereunder, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Employer.

     (b) During the period of employment hereunder, Corporation shall elect Executive as director of the Bank and shall nominate and recommend the Executive for election as a director of the Corporation.

     2.  TERM.

     The period of Executive's employment under this Agreement shall be deemed to have commenced as of the effective date first above written and shall continue for a period of three (3) years thereafter. Thereafter, subject to
Section 9(b) hereof, the Employer may, in its discretion, renew this Agreement upon such terms and conditions as shall be mutually agreeable to the parties.

     3.  COMPENSATION AND RELATED MATTERS.

     (a) Salary. As compensation for the responsibilities and duties described in Section 1, the Employer shall pay Executive an annual salary of $185,000 during the First year of employment (such

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annual salary as adjusted from time to time, the "Base Salary"), payable biweekly. Executive's salary during the second and third year of employment hereunder may be increased from the immediately preceding year as determined by the Board or a duly appointed committee prior to commencement of such second and third year. At Executive's option and expense, the Executive may defer part of his salary pursuant to Section 83 of the Internal Revenue Code, and Executive shall be responsible for notifying Employer of such election and making all necessary arrangements for such deferral (with respect to any trusts, agreements, etc.). In addition to his Base Salary, Executive shall be entitled to the same directors fees as directors of the Bank and the Corporation.

     (b) Employee Benefits. So long as Executive shall be employed, hereunder, the Bank shall provide Executive. at no cost to Executive, with all such other benefits as are provided uniformly to permanent full-time employees of the Employer. In addition, Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Employer in which officers of the Bank are eligible to participate.

     (c) Expenses. In addition to the salary and other benefits provided hereunder, the Employer shall reimburse Executive for all reasonable travel, commutation and other expenses incurred and accounted for by Executive in performing his obligations under this Agreement. In addition. Employer shall pay executive an additional non-accountable expense allowance of $10,000.00 irrespective of actual expenses incurred by the Executive. Executive may receive advances for business expenses to be incurred by Executive in accordance with normal business practices. The non-accountable expense allowance will increase by $2,000 a year for each new branch.

     (d) Life Insurance. So long as Executive is employed by the Employer hereunder, the Employer shall pay, for the benefit of Executive, 100% of that amount of annual premium on life insurance policy no. 37-627041 issued by the Equitable Life Insurance Company as is allocable to a death benefit of up to three (3) times the Executive's annual Base Salary then in effect. Executive shall be the owner of such policy and shall be entitled to exercise all rights of ownership of such policy, including naming the beneficiary of such policy.

     (e) Automobile. So long as Executive is employed hereunder, the Employer shall provide Executive, for his exclusive use, with a LEXUS OR CADILLAC (NOT TO EXCEED $50,000); or (an automobile (which shall be new or used within Executive's discretion) of comparable make and model, which is no more than three (3) years old from model year. The Employer shall pay (or reimburse Executive for) all expenses relate to the operation, maintenance and up-keep of such automobile, including insurance, gas, service and repairs.

     (f) Vacation. Executive shall be entitled to SIX WEEKS paid vacation per year, of which up to two weeks vacation may be carried forward to the next year (entitling Executive to a maximum of six weeks vacation in any one year if two weeks of vacation from the prior year were not used). Time spent at banking conventions shall not be counted as vacation time. Executive will be compensated for all unused vacation at the termination of his employment for any reason (to extent Executive would have been entitled to such vacation time in the year of termination).

     (g) Conventions. Employer shall reimburse Executive and his spouse for all expenses related to their attendance at three banking conventions a year selected by the Executive (such as the National Bankers Association, the New Jersey Bankers Association and the American Bankers Association, etc.).

     (h) Financial Tax/Legal Consultant. Employer shall reimburse Executive for expenses related to the consultation of a Financial Tax/Legal Consultant for his personal finances. This benefit is available for one time anytime during his contract.


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     (i) Annual Medical Checkup. Employer shall reimburse Executive for the expenses related to an annual complete physical.

     4.   PERFORMANCE BONUS.

     (a) Calculation of Bonus. Executive shall be entitled to an annual performance bonus ("Performance Bonus") equal to the following:

     0 TO 10% RETURN ON AVERAGE COMMON EQUITY (ROACE) - NO BONUS

     OVER 10% UP TO 15% ROACE - 10% ON EXCESS UP TO 15% ROACE

     OVER 15% ROACE - 10% ON THE FIRST 5% PLUS 20% ON EXCESS OVER 15%

     In any year, the Board has the discretion to increase the Bonus award over the level indicated above.

     (b) Payment of Performance Bonus. The Performance Bonus shall be paid in cash, the Corporation's common stock, or any combination thereof, as the Executive shall decide, as follows:

          (i) if all or any, portion of the Performance Bonus is to be paid in cash, such cash payment shall be made within thirty (30) days after the Corporation has received the final year-end audit report for the Corporation and the Bank prepared and certified by the Corporation's independent auditors'

          (ii) if all or any portion of the Performance Bonus is to be paid in the Corporation's common stock, the purchase of such shares will be limited to the number of shares specified under Stock Options (5a) and the value of each share of such stock shall be equal to the price as quoted under Stock Options
(5b).

     (c) Pro Rate Share on Termination. Except as provided in Sections 8(b), 11(b) or otherwise herein, in the event the Executive's employment shall be terminated (other than pursuant to Section 5 hereof), either voluntary or involuntary or by death, prior to the expiration of the term hereof the Executive shall nonetheless be entitled to receive a bonus payable in accordance with the terms hereof equal to (i) the Performance Bonus to which the Executive would otherwise be entitled as calculated in accordance with Section 4(a) hereof, multiplied by (ii) a fraction the numerator of which is the number of days employed by the Executive during the year in which the Executive's employment was terminated and the denominator of which is 365.

     (d) Certification of Bonus. If executive and Employer shall disagree as to the amount of the Performance Bonus, the Employer shall request the Employer's independent auditors to prepare a certificate showing the amount of Net Operating Profit, Common Stockholders Equity and the Performance Bonus. Such certificate shall be binding upon the parties, absent manifest error.

     5. STOCK OPTIONS. (a) THE BOARD OF DIRECTORS WILL CONSIDER EACH YEAR IN CONJUNCTION WITH THE PRESIDENTS ANNUAL REVIEW, THE OUTRIGHT GRANT OF SHARES OR THE GRANTING OF AN OPTION TO PURCHASE SHARES OF THE CORPORATION'S COMMON STOCK (SUCH SHARES BEING THE "OPTION SHARES")

     (b) The price to be paid by Executive for each Option Share (The "Option Price") shall be determined at the time the option is granted. All payments of purchase price must be made in cash in full at the time of delivery of the Option Shares to Executive. Executive may exercise the option granted hereunder and purchase Option Shares by giving written notice of his election to exercise his

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option hereunder. The notice shall comply with Section 22 hereof, and shall state the number of Option Shares, which Executive desires to purchase.

     (c) The options and the accompanying terms set forth in this Section 5 shall be deemed to be the sole and exclusive property of Executive and can not be sold, assigned, transferred, pledged or otherwise disposed of in any manner whatsoever by Executive. Any attempt by Executive to sell, assign, transfer, pledge or otherwise dispose of the options granted him hereunder shall be absolutely void, and shall not be binding upon the Corporation or its successors and assigns.

     (d) The existence of the options hereunder shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments recapitalizations, reorganizations or other changes in its capital structure or its business, or any merger or consolidation, of the corporation, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (e) If after the date hereof while the option is outstanding, the Corporation shall effect a subdivision or combination of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of common stock outstanding (other than the issuance or repurchase of shares for fair consideration, then (i) in the event of an increase in the number of such shares outstanding, the number of Option Shares then subject to the option shall be proportionately increased and the Option Price shall be proportionately reduced and (ii) in the event of a reduction in the number of such shares outstanding, the number or Option Shares then subject to the option shall be proportionately reduced and the Option Price shall be proportionately increased.

     (f) Executive acknowledges that the Option Shares may be "restricted stock" within the meaning of Rule 144 of the Securities Act of 1533. and may be disposed of only in accordance with Rule 144.

     6.  TERMINATION UPON DISABILITY

     (a) Employer may terminate Executive's employment hereunder upon the occurrence of Executive's Disability. As used herein, the terms "Disability" or "Disabled" shall mean the inability of the Executive, by reason of injury, illness or other similar cause, to perform major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Employer for a period of six (6) consecutive months. The determination of whether the Executive is Disabled shall be made by the majority vote of the Board, whose decision on this matter shall be final. Executive hereby authorizes any physician, hospital or health care professional to furnish to the Employer medical records covering his health or physical condition, but only in the event that Executive is unable to perform a major part of his duties or responsibilities for one (1) month.

     (b) Upon termination for Disability, Executive shall be entitled to receive the amount of any unpaid Performance Bonus calculated in accordance with Section 4(d) hereof. In addition, the Executive shall be entitled to Long term disability benefits which shall be provided pursuant to (i) any group disability insurance policy in which Executive is a participant and (ii) an additional long-term disability policy providing such amount of disability benefit as is necessary to cause the total amounts of disability benefits under this paragraph
(b) to equal two-thirds of the Executive's annual Base Salary in effect at the time of termination for Disability. Premiums on the additional policy referred to in the preceding clause (ii) shall be paid by Employer so long as Executive shall be employed hereunder.


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     7. TERMINATION UPON DEATH. Executive's employment hereunder shall be immediately terminated upon his death, in which case Employer shall pay Executive's beneficiaries or his estate, the amount of any accrued but unpaid salary pursuant to Section 3(a) and the amount of any unpaid Performance bonus calculate In accordance with Section 4(d) hereof. In addition, the Employer shall continue all health insurance benefits for Executives family member (which his family members were receiving on the date of death) for one year after the date of death. at the Employer's expense. Thereafter, the Employer shall have no further obligation hereunder.

     8. TERMINATION FOR CAUSE.

     (a) Termination by the Employer of Executive's (i) breach of fiduciary duty involving personal dishonesty (ii) commission of a felony or of a misdemeanor involving dishonesty or moral turpitude, (iii) commission of embezzlement or fraud against Employer or any of its affiliates, (iv) continuous or habitual alcohol or drug abuse, (v) habitual unexcused absence, or (vi) continuous gross negligence or willful disregard for his duties hereunder. For purposes of this Section, no act, or the failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Employer.

     (b) Employer may, at any time, terminate the Executive's employment for "cause" in which case Executive shall be entitled to receive only the amount of any accrued but unpaid salary pursuant to Section 3(a) but shall be entitled to no further compensation or benefits hereunder.

     9. TERMINATION WITHOUT CAUSE: FAILURE TO RENEW SEVERANCE.

     (a) Except as otherwise provided herein, if the termination of Executive's employment by the Employer without "Cause", the Employer shall pay to Executive in one lump sum (in addition to the amount of any accrued but unpaid salary pursuant to Section 3(a) and any unpaid Performance Bonus calculated in Executive's employment by the Employer without "Cause accordance with Section 4(d) hereof:

          (i) an amount equal to TWO YEARS SALARY AND ONE YEAR BONUS of Executive's then annual Base Salary if Executive is terminated without cause any time.

     (b) Upon the expiration of this Agreement, if the Employer shall fail to offer to renew this Agreement on substantially the same terms then in effect or such other terms as shall be acceptable to Executive, the Employer shall pay to the Executive in one lump sum an amount equal TO TWO YEARS SALARY AND ONE YEAR BONUS of Executive's then current annual Base Salary.

     10. CONTINUATION OF BENEFITS FOLLOWING TERMINATION. In the event Executive's Employment is terminate without "Cause" or pursuant to Section 5, 6 or 11(a) hereof, the Employer shall cause to be continued for TWO YEARS following the date on which Executive's employment is terminated, life and health coverage substantially identical to any group coverage in which Executive participated prior to termination, provided, however, that the Employer's obligation under this Section 10 shall cease prior to expiration of such two year period upon (i) Executive's full-time employment by another employer. (ii) executive's normal retirement as defined in any qualified retirement plan of the Employer or (iii) the Executive's death.

     11. TERMINATION BY EXECUTIVE.


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     (a) Executive may at any time for "Good Reason" voluntarily terminate his employment hereunder by giving Notice of Termination in accordance with Section 12 hereof, in which case Executive shall be entitled to receive liquidated damages and full satisfaction of any claims Executive may otherwise have hereunder (in addition to the amount of any accrued but unpaid salary pursuant to Section 3(a) and any unpaid Performance Bonus calculated in accordance with
Section 4(d) hereof).

     (b) If Executive terminates his employment other than for "Good Reason", he shall be entitled to receive the amount of any accrued but unpaid salary but shall be entitled to no further compensation or benefits

     (c) As used herein, "Good Reason" shall mean:

          (i) any change in control (A) of a nature that would require approval under the Change in Bank Control Act, 12 U.S.C. ss 1817(j) and the regulations promulgated thereunder, whether or not such change in control is subject to that act, and (B) which is not approved by the Board prior to such change in control,

          (ii) a failure by the Employer to comply with a material provision of this Agreement which is not cured within thirty (30) days after notice of such noncompliance has been given by Executive to the Employer or

          (iii) a failure of the stockholders of the Corporation to elect Executive as a director of the Corporation at a stockholders meeting held during the term of this Agreement at which the Executive is up for election as a director of the Corporation.

     12. NOTICE OF TERMINATION. Any purported termination by the Executive or by the Employer shall be communicated by a Notice of Termination to the other party thereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Unless otherwise specified therein, a Notice of Termination shall be deemed effective in accordance with Section 22.

     13. NON-COMPETITIVE: NON-DISCLOSURE.

     (a) Upon (i) voluntary termination by Executive of his employment hereunder for any reason other than Good Reason, (ii) termination of Executive's employment by the Employer for Cause, or (iii) expiration of this Agreement, Executive agrees not to compete with the Employer or any of its affiliates for a period of one (1) year following such termination within a 60 miles radius of City National Bank. Executive agrees that during such period and within said radius, Executive will not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Employer or any affiliate. The parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of Executive's breach of this Subsection, agree that in the event of any such breach by Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants. employers, employees and all persons acting for or with the Executive.

     (b) Executive agrees not to disclose, during or after the term of his employment, any knowledge of the past, present, planned or considered business activities of the Employer or affiliates thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever.


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Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employer. In the event of a breach or threatened breach by the Executive of the provisions of this Subsection, the Employer shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employer or affiliates thereof, or from rendering any services to any person, firm, corporation, association or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from Executive.

     14. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between or among the Bank, the Corporation and Executive.

     15. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Corporation and their respective heirs, personal representatives, successors and assigns.

     16. MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     17. SEVERABILITY. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

     18. HEADINGS FOR REFERENCE ONLY. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     19. GOVERNING LAW. This Agreement has been executed and delivered in the State of New Jersey, and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of New Jersey.

     20. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     21. REFERENCES TO EMPLOYER: CONSTRUCTION. All references to Employer shall mean each of the Bank and the Corporation, and both of them collectively, as the context may require. All compensation, benefits and other amounts said to Executive are from the Bank and the Corporation

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collectively, and nothing herein shall be deemed to entitle Executive to duplicate compensation or benefits. All references to the singular shall include the plural, and vice-versa, and reference to one gender shall include the other gender, as the context requires.

     22. NOTICES. All notices required or permitted to be given herein shall be in writing and delivered to the parties at the following addresses:

If to the Bank and/or the Corporation:

     City National Bank of New Jersey
     900 Broad Street
     Newark, New Jersey 07102
     Attn: Board of Directors

If to Executive:

     Louis E. Prezeau
     85-27 Edgerton Boulevard
     Jamaica, New York 11532

or, at such other address as each party may designate in writing to the other parties. All notices shall be effective, if by mail, two days after mailing, and in all other instances upon delivery.

     IN WITNESS WHEREOF, the Bank and the Corporation have caused this Agreement to be executed by their duly authorized officers, and the Executive has duty executed this Agreement effective as of May 24, 2000.

ATTEST                                  CITY NATIONAL BANCSHARES CORPORATION


_________________________               By: /s/ Eugene Giscombe
Secretary                                   -------------------------------
                                                Eugene Giscombe

ATTEST                                  CITY NATIONAL BANK OF NEW JERSEY


_________________________               By: /s/ Louis E. Prezeau
Secretary                                   -------------------------------
                                                Louis E. Prezeau

WITNESS:

_________________________





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